SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Dollar Tree Stores, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   256747 10 6
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  256747 10 6              13G                    Page 1 of 3 Pages

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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Macon F. Brock, Jr. (SSN: ###-##-####)
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY
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   4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                                  2,564,842
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                                     N/A
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                                   2,564,842
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                                               N/A
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                             2,564,842
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          Not applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                             9.69%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                                             IN (Individual)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 2 of 3 Pages

Item 1. Issuer

                  Dollar Tree Stores, Inc.
                  2555 Ellsmere Avenue
                  P.O. Box 2500
                  Norfolk, VA 23501-2500

Item 2. Filer

                  Macon F. Brock, Jr.
                  2555 Ellsmere Avenue
                  P.O. Box 2500
                  Norfolk, VA 23501-2500
                  Common Stock
                  CUSIP Number: 256747 10 6

Item 3.           N/A

Item 4. Ownership

     (a) Amount Beneficially Owned:                 See Item 9 on cover page

     (b) Percent of Class:                         See Item 11 on cover page

     (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote:
                                                    See Item 5 on cover page

         (ii) shared power to vote or to direct the vote:
                                                    See Item 6 on cover page

         (iii) sole power to dispose or to direct the
                  disposition of:                   See Item 7 on cover page

         (iv) shared power to dispose or to direct the
                  disposition of:                   See Item 8 on cover page


Item 5. Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8. Identification and Classification of Members of the Group.

         Not applicable.

Item 9. Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G in connection with beneficial ownership of the common stock of Dollar Tree Stores, Inc. at December 31, 1996 is true, complete and correct.


Date:  February 14, 1997

By:   /s/ Macon F. Brock
    ---------------------
     Signature